EXHIBIT 10.4.5.1

                            AMENDED PROMISSORY NOTE B

$3,500,000.00                                                      April 9, 2001
                                                         Raleigh, North Carolina

     FOR VALUE RECEIVED, the undersigned, e-commerce support centers, inc., a North Carolina corporation (the "Company") hereby promises to pay to the order of Gibralter Publishing, Inc., a North Carolina corporation ("Gibralter"), at its principal office, or at such other place as the holder hereof may designate, the principal sum of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00), plus all accrued and unpaid interest thereon. All principal and interest shall be paid in collected and immediately available funds in lawful money of the United States of America. Interest shall accrue from February 1, 2001 and continue up to and through the date on which all principal and interest under this Note is to be paid in full. Interest shall be computed on the basis of actual number of days elapsed in a 365-day year, and shall be calculated on the outstanding principal balance hereunder at an annual rate of interest equal to ten percent (10%) per annum. Principal and interest under this Note shall be payable in twelve (12) consecutive equal quarterly installments of principal, plus accrued interest, each on the first business day of each calendar quarter during the term hereof, beginning on October 1, 2001 (each, a "Quarterly Installment Payment" and collectively, the "Quarterly Installment Payments"). The Company and Gibralter can defer the initial payment under this Note for up to two (2) additional calendar quarters by mutual agreement.

     If one or more Quarterly Installment Payments are not made on the date due, notwithstanding that a Default (as defined below) has not occurred, additional interest shall accrue on all past due principal and accrued interest hereunder at a rate of four and one-half percent (4.5%) per annum (the "Additional Interest") (so that aggregate interest is increased to 14.5%) until such time as the Company cures all past due payments of principal and accrued interest.

     This Note amends Promissory Note B, issued on February 1, 2001, in accordance with the terms of an Agreement and Plan of Merger, dated as of December 21, 2000, among the Company, E-com Acquisition Corp. and Paladyne Corp., a Delaware corporation ("Paladyne"), and as amended (the "Merger Agreement"). All capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Merger Agreement.

     This Note is secured by a security interest granted pursuant to a Security Agreement dated as of the 1st day of February, 2001 (the "Security Agreement").

     The following events shall constitute a default under this Note (each, a "Default"): (a) the Company's failure to make three (3) Quarterly Installment Payments during the term of this Note and which default is not cured in accordance with the terms and conditions below; or (b) a default or breach shall occur under any other promissory note, loan or credit agreement, lien instrument, or other financing document to which the Company is a party and which default or breach is not cured within any applicable grace period thereunder.

     If a Default occurs under this Note, Gibralter may at any time thereafter take the following actions: (a) foreclose its security interest or lien against the Option Assets; (b) bring an action at law or equity against the Company for all amounts due and then owing or to be paid under this Note; (c) accelerate the


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maturity of the Note, whereupon the Note shall be immediately due and payable in full; and (d) exercise any rights and remedies as provided under this Note, or as provided by law or equity.

     In consideration of the loan evidenced by this Note, Paladyne has irrevocably, absolutely and unconditionally guaranteed prompt payment of this
Note in full, when due, whether by acceleration or otherwise, to Gibralter, its successors, endorsees, or assigns, irrespective of the genuineness, validity or enforceability of this Note, or the existence of any security for payment of this Note, pursuant to an Unconditional Guaranty Agreement, dated as of the 1st day of February, 2001 (the "Guaranty").

     Until a Default has occurred, if the Company shall fail to pay all or part of any Quarterly Installment Payments, Paladyne may cure any and all past due payments of principal and accrued interest by making the next Quarterly Installment Payment; provided, however, that Quarterly Installment Payments shall increase by an amount equal to the quotient derived by dividing (i) the aggregate amount of past due principal and interest, by (ii) the number of remaining Quarterly Installment Payments.

     In addition to principal and interest, the Company agrees to pay all costs of collection, including, without limitation, reasonable attorneys' fees if the indebtedness evidenced hereby is collected by or through an attorney-at-law.

     The Company at its option may prepay the indebtedness evidenced by this
Note in whole or in part at any time without penalty or premium but with accrued interest to the date of such prepayment of the principal amount prepaid.

     No delay or failure on the part of Gibralter or on the part of any holder of this Note in the exercise of any right, power or privilege granted under this Note, or otherwise available by agreement, at law or in equity, shall impair any such right, power or privilege or be construed as a waiver thereof. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Gibralter unless made in writing and signed by Gibralter, and then only to the extent expressly specified therein.

     This Note shall not be subordinated, assigned or otherwise transferred by the Company without the prior written consent of Gibralter.

     Any debt financing incurred by either the Company or Paladyne after the date hereof shall be subject to the prior written approval of Gibralter (which approval shall not be unreasonably withheld) until all obligations of the Company under this Note are satisfied in full.

     Time is of the essence hereunder. This Note shall be governed by the laws of the State of North Carolina.

     PRESENTMENT AND NOTICE OF DISHONOR ARE HEREBY WAIVED.


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     IN WITNESS WHEREOF, the Company has caused this Note to be executed in its name and attested to by its authorized officers, and its corporate seal to be hereunto affixed, all as of the date first above written.

                                        COMPANY:

                                        E-COMMERCE SUPPORT CENTERS, INC.
                                        (a North Carolina corporation)


ATTEST:                                 By: /s/ Terrence J. Leifheit
                                           ------------------------------------
                                            Terrence J. Leifheit, President
/s/ Clifford A. Clark
------------------------------------
Clifford A. Clark, Secretary

[CORPORATE SEAL]


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